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                        [BRINCKO ASSOCIATES, INC. LETTERHEAD]


                                   January 13, 1998


Mr. Mossimo Giannulli
Chairman of the Board
MOSSIMO, INC.
9 Pasteur
Irvine, CA 92618

Dear Mr. Giannulli

     Based upon the information given to us by your legal counsel, Sheppard, Mullin, Richter & Hampton, LLP, the following is our proposal to tender consulting services to Mossimo, Inc. ("you" or the "Company"):

     We shall furnish you with the services of Mr. John Brincko, as well as such members of our professional staff as may be required to perform our assignment, upon the terms and conditions set forth below. We shall analyze the operations and financial condition of the Company and provide specific, detailed recommendations as to immediate steps for improvement.

     Provided that this letter is signed by you and the fee hereafter provided for is paid on January 13, 1998, our engagement will terminate four months from the date of this letter. Unless otherwise agreed in a writing signed by both parties, Mr Brincko shall not be required to devote more than 160 hours per month to this engagement.

     You will pay us $50,000 for Mr. Brincko's services during the period January 13, 1998 through February 9, 1998. No later than February 9, 1998 you will give us written notice advising us whether (1) you elect to continue our services for the remainder of the four month term referred to above at a monthly rate of between $50,000 and $65,000 to be agreed upon on or before February 9, 1998, or (2) you elect to terminate our services, or if our engagement terminates because you and we are unable to agree upon a monthly fee within the range set forth above, then you shall pay us the sum of $25,000 on February 9, 1998

     Should additional assistance be required from our professional staff, we shall, with your prior consent, furnish such staff at fees based on actual hours worked, at rates ranging from $200 to $125 per hour.

     All fees shall be due and payable on the first day of each o\month of our engagement. Not later than the end of the second week following the commencement of our engagement you will pay us an additional $25,000 as the balance of our fees for the first month.

     In addition, you shall reimburse us for reasonable out-of-pocket expenses, including travel, airplane, automobile, meals, lodging, communications, faxes, photocopying and offices supplies, upon presentation of our invoices.


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Mr. Mossimo Giannulli
January 13, 1998
Page 2


     As additional compensation to us, not later than the end of the first month of our engagement, provided we have complied with our obligations hereunder and subject to compliance with applicable laws, you shall cause to be issued to us an option or warrant, on terms acceptable to us and our legal counsel, and approved by your Board of Directors, an option to purchase 25,000 shares of your common stock at an option price equal to the closing price of such stock on the New York Stock Exchange on the last business day immediately preceding the end of such month and with an option term of not less than five years.

     If our engagement is continued for the remaining three months of its initial four month term as provided for above, then on the last day of the third month of the continuation period you shall grant us an additional option of 25,000 shares on the same terms and conditions as the option referred to above, but at a option price equal to the closing price of such stock on the last business day immediately preceding the end of such third month.

     Mr. Brincko will keep Mr. Mossimo Giannulli informed of all significant and material business and management matters that have come to his attention.

     You agree to defend, indemnify and hold Brincko Associates, Inc. and its officers, directors, employees and agents harmless against all claims, lawsuits, liabilities, losses, damages and expenses incurred that arise out of our authorized activities on your behalf to the extent not caused by our gross negligence or willful misconduct.

     We agree to keep your confidential information in confidence unless until it should hereafter fall into the public domain through no fault of ours.

     Please indicate your agreement with the foregoing by signing and returning to us the enclosed copy of this letter.


                                                     Very truly, yours

                                                  BRINCKO ASSOCIATES, INC.


                                             By:
                                                --------------------------------
                                                (John P. Brincko) President

Accepted and agreed
subject to Board approval:

MOSSIMO, INC.


By:
   ---------------------------
       (Mossimo Giannulli)
      Chairman of the Board